UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2006 (March 24, 2006)

AMERICAN TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15378 Avenue of Science, Ste 300, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 676-1112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Employment of Steven D. Stringer as Chief Financial Officer

On March 21, 2006, our board of directors approved the appointment of Mr. Steven D. Stringer as our Chief Financial Officer, effective April 3, 2006. Mr. Stringer’s employment is terminable at-will by us or by Mr. Stringer for any reason, with or without notice. Mr. Stringer’s annual salary is $195,000, and he participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. Mr. Stringer will be granted a stock option exercisable for 100,000 shares of our common stock pursuant to our 2005 Equity Incentive Plan on his start date. The option will vest quarterly over four years and have a five-year term, subject to continued service and other conditions. More information about Mr. Stringer is set forth in Item 5.02 below under the heading “Appointment of Chief Financial Officer” and is incorporated into this Item 1.01.

Bonus Payments to Executive Officers

A discretionary bonus in the amount of $7,500 to Mr. Alan J. Ballard, Vice President, Government and Military Division, was paid on January 31, 2006, and a discretionary bonus in the amount of $7,500 was paid to Ms. Rose Tomich-Litz, Vice President, Operations, on March 16, 2006.

Commercial Group Commission Plan

On March 21, 2006, upon recommendation of our compensation committee, our board of directors ratified a new commission plan for our Commercial Group. In connection with this plan, upon recommendation of our compensation committee, our board approved a revision of the compensation for Mr. Bruce Gray, our Vice President of the Commercial Products Group. Mr. Gray’s commission plan was restated effective for the second quarter of fiscal 2006 to revise the quarterly revenue targets and the commission formula. A portion of the commission is paid based on direct sales by Mr. Gray based on personal revenue targets, and a portion is paid as an override based on revenue targets for the group supervised by Mr. Gray. The portion payable as override is payable only if revenue targets are achieved, and is capped at 50% of Mr. Gray’s base salary. The revised plan provides for an aggregate target commission of approximately $66,000 for the last three quarters of fiscal 2006, but commissions could exceed such amount if Mr. Gray’s direct sales or group sales exceed revenue targets. In connection with entry into the revised plan, Mr. Gray’s base salary was adjusted to $180,000 per year effective March 16, 2006.

Item 1.02	Termination of Material Definitive Agreement

On March 21, 2006, upon recommendation of our compensation committee, our board of directors forwardly terminated the Government Group commission plan. Under this plan, executive officers in charge of the Government Group participated in a broad-based commission arrangement where commissions were awarded to certain individuals in the Government Group based on revenue or billings within the segment. The Government Group plan, approved by our board in June 2004 for 2004 and 2005, and clarified in September 2005, contained no commission rates for the 2006 fiscal year or any future years, and no commissions were paid under such plan for the 2006 fiscal year.

Item 5.02	Departure of Director; Election of Director; Appointment of Principal Officers

Departure of Director

On March 20, 2006, Richard M. Wagner, a director of our company since 1986, notified our board of his decision not to stand for re-election as a director at the Company’s upcoming 2006 annual meeting of stockholders. Mr. Wagner did not advise the company of any disagreement with the company on any matter relating to the company’s operations, policies or practices.

Appointment of Chief Financial Officer

On March 21, 2006, our board of directors approved the appointment of Mr. Steven D. Stringer as our Chief Financial Officer, effective April 3, 2006. Mr. Stringer, age 49, has over 25 years of experience as a senior financial and management executive. He has held senior financial and management positions in both private and public companies. From 2000 to 2006, Mr. Stringer served as Vice President of Finance and Administration at ENCAD, Inc., a developer of inkjet printers and supplies, a company of Eastman Kodak (NYSE: EK). At ENCAD, Mr. Stringer’s responsibilities included managing finance and accounting for a $90 million organization with three subsidiaries. Prior to ENCAD, Mr. Stringer served as Vice President of Finance and Administration for DeltaTRAK, Inc., a manufacturer of portable temperature measurement devices. Mr. Stringer holds an MBA from the University of Southern California and a Bachelor of Business Administration in Accounting from Boise State University.

There were no arrangements or understandings between Mr. Stringer and any other person pursuant to which Mr. Stringer was selected as an executive officer. There are no family relationships between Mr. Stringer and any of our directors and executive officers. Except as described above in Item 1.01, there are no transactions between Mr. Stringer and us in which Mr. Stringer has a direct or indirect material interest which we are required to report.

As a result of Mr. Stringer’s appointment, John R. Zavoli, our President and Chief Operating Officer, will no longer serve as our Interim Chief Financial Officer, a position he has had since December 16, 2006.

The press release is Exhibit 99.1 of this Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 21, 2006, our board of directors amended our bylaws as follows:

•	to permit the giving of notice to stockholders by any means permitted under Delaware law, including by electronic transmission in accordance with Delaware law; and

•	to permit a stockholder to authorize another person or persons to act for such stockholder as proxy in any manner permitted by Delaware law.

These amendments are designed to facilitate future electronic delivery of proxy materials for stockholders who elect to receive electronic delivery. Electronic delivery will not be available for our 2006 annual meeting of stockholders scheduled for May 4, 2006. A copy of the Certificate of Amendment of Bylaws reflecting these amendments is attached to this report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment of Bylaws

99.1	Press Release dated March 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: March 24, 2006	By:	/s/ John R. Zavoli
John R. Zavoli
President and Chief Operating Officer